UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-13337

Date of Report: April 28, 2009

ADVANCED BATTERY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

21 West 39th Street, Suite 2A, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-391-2752
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2009 Advanced Battery Technologies and its wholly-owned subsidiary, Cashtech Investment Limited, entered into a Share Purchase Agreement with the owners of Wuxi Angell, who are Wuxi Baoshiyun Autocycle Co., Ltd. and Bao Jin.  The Share Purchase Agreement provides that Cashtech Investment Limited will purchase the equity in Wuxi Angell in exchange for (a) $3,640,000 already paid by Advanced Battery Technologies, (b) 70 million Chinese Renminbi (approx. $10,248,902) to be paid at closing, and (c) three million shares of the common stock of Advanced Battery Technologies, Inc.  The purchase and sale will take place after the transfer is registered with the government of JiangSu Province in China, which is the domicile of Wuxi Angell.

Wuxi Angell, founded in 2002, develops and manufactures various types of electric vehicles, including electric bikes, agricultural transport vehicle and electric sports utility vehicles.  Wuxi Angell has been a customer of Advanced Battery Technologies for several years, and has been involved with Advanced Battery Technologies in developing state-of-the-art battery-powered vehicles.

At the same time, in order to facilitate the purchase of Wuxi Angell, Zhiguo Fu, the Chairman of Advanced Battery Technologies, entered into an agreement with Bao Jin, one of the owners of Wuxi Angell.  The agreement provides that Mr. Fu will purchase from Bao Jin one million of the shares of common stock that Advanced Battery Technologies will issue to Bao Jin upon the closing of the acquisition of Wuxi Angell.  The purchase price will be the last trade price for the common stock on the closing date.

Item 9.01               Financial Statements and Exhibits

Exhibits

10-a	Share Purchase Agreement dated April 2009 among Wuxi Baoshiyun Autocycle Co., Ltd., Bao Jin, Cashtech Investment Limited and Advanced Battery Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.
Dated: April 30, 2009	By:	/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer